EXHIBIT 99.1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of April 8, 2013, by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of the common stock, par value $0.01 per share, of Five Oaks Investment Corp., a Maryland corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: April 8, 2013	XL INVESTMENTS LTD
	By:	/s/ George Bumeder George Bumeder as Authorized Person
Dated: April 8, 2013	XL GROUP INVESTMENTS LTD
	By:	/s/ George Bumeder George Bumeder as Authorized Person
Dated: April 8, 2013	XL INSURANCE (BERMUDA) LTD
	By:	/s/ George Bumeder George Bumeder as Authorized Person
Dated: April 8, 2013	XL GROUP INVESTMENTS LLC
	By:	/s/ George Bumeder George Bumeder as Authorized Person